EXHIBIT 16.1

MORGENSTERN, SVOBODA, & BAER CPA's, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@gmail.COM

June 30, 2009
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for China Organic Agriculture, Ltd. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 Changes in Registrant's Certifying Accountants of the Company's Current Report on Form 8-K dated June 30, 2009 (the "Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Morgenstern, Svoboda & Baer, CPA's.

Sincerely,
/s/Morgenstern, Svoboda & Baer, CPA's